                        AMENDMENT NO. 1 TO BY-LAWS OF

                         OPPENHEIMER ENTERPRISE FUND

                          Dated as of June 16, 2005

1.    The By-Laws of Oppenheimer  Enterprise  Fund, a  Massachusetts  business trust (the "Trust"),  are hereby  amended by replacing  Section 6 of Article 1 thereof with the following:

      Section  6.  Quorum,   Adjournment  of  Meetings.  Except  as  otherwise
required by the  Declaration of Trust,  1940 Act or other  applicable law, the presence  in person or by proxy of  one-third  of the Shares  entitled to vote shall be a quorum for the transaction of business at a Shareholders'  meeting, provided,  however,  that if any action to be taken by the  Shareholders  of a
Series or Class  requires an  affirmative  vote of a majority,  or more than a majority,  of the Shares  outstanding  and entitled to vote, then with respect to voting on that  particular  issue the presence in person or by proxy of the holders of a majority of the Shares  outstanding  and entitled to vote at such a meeting  shall  constitute  a quorum for the  transaction  of business  with respect to such issue.  If at any meeting of the  Shareholders  there shall be less than a quorum  present,  the  Shareholders  present at such  meeting may, without  further  notice,  adjourn  the same from time to time  until a quorum shall  attend,  but no  business  shall be  transacted  at any such  adjourned meeting  except such as might have been  lawfully  transacted  had the meeting not been adjourned.

2.    The  By-Laws of the Trust,  as amended by this  Amendment  No. 1, hereby remain in full force and effect.

      IN  WITNESS  WHEREOF,  I hereby set my hand as of this 16th day of June,
2005.

                                    /s/Phillip S. Gillespie
                                    Phillip S. Gillespie
                                    Secretary